ARTICLES OF INCORPORATION

OF

VIPER NETWORKS, INC.

FIRST.  The name of the corporation is:

Viper Networks, Inc.

SECOND.  Its registered office in the State of Nevadais located at 2533 North Carson Street, Carson City, Nevada 89706 that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside of Nevada as well as within the State of Nevada.

THIRD.  The objects for which this Corporation is formed are: To engage in any lawful activity, including, but not limited to the following:

(A)	Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law;

(B)	May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized;

(C)

Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law;

(D)	Shall have power to sue and be sued in any court of law or equity;

(E)	Shall have power to make contracts;

(F)

Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises.  The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country;

(G)	Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation;

(I)	Shall have power to wind up and dissolve itself, or be wound up or dissolved;

(J)

Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or non-use shall not in any way affect the legality of the document;

(K)

Shall have power to borrow money and contract debts when necessary or the transaction of its business, or for the exercise of its corporate rights, privileges for franchises, or for any other lawful purpose of its incorporation; to issue bonds, promissory notes, bills of exchange, debentures, and other obligation and evidences of indebtedness, payable at a specified time or times, or payable upon the happening of a specified event or events, whether secured by mortgage, pledge or otherwise, or unsecured, of money borrowed, or in payment for property purchased, or acquired, or for any other lawful object;

(L)

Shall have power to guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock of, or any bonds, securities or evidences of the indebtedness created by, any other corporation or corporations of the State of Nevada, or any other state or government, and, while owners of such stock, bonds, securities or evidences of indebtedness, to exercise all the rights, powers and privileges of ownership, including the right to vote, if any;

(M)	Shall have power to purchase, hold, sell and transfer shares of its own capital stock, and use therefor its capital surplus, surplus or other property or fund.

(N)

Shall have power to conduct business, have one or more offices, and hold, purchase, mortgage and convey real and personal property in the State of Nevada, and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia, and any foreign countries;

(O)

Shall have power to do all and everything necessary and proper for the        accomplishment of the objects enumerated in its certificate or articles of incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of the corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects of the corporation, whether or not such business is similar in nature to the objects set forth in the certificate or articles of incorporation of the corporation, or any amendment thereof;

(P)	Shall have power to make donations for the public welfare or for charitable, scientific or educational purposes; and

(Q)	Shall have power to enter into partnerships, general or limited, or joint ventures, in connection with any lawful activities, as may be allowed by law.

FOURTH.  That the total number of common stock authorized that may be issued by the Corporation is TWO HUNDRED FIFTY MILLION (250,000,000) shares of stock ($.001) par value and the total number of preferred stock authorized that may be issued by the Corporation is TEN MILLION ONE HUNDRED THOUSAND (10,100,000) shares ($0.001) par value and no other class of stock shall not be authorized.  The description of the Preferred Stock with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, and qualifications and rights thereof are as follows:

(A)

Preferred Stock may be issued, from time to time, in one or more Series, each of such Series to have such terms as are stated and expressed herein and in the resolutions providing for the issue of such Series adopted by the Board of Directors as hereinafter provided.

(B)

The Board of Directors, subject to the provisions hereof, may classify or reclassify any unissued Shares of Preferred Stock into one or more Series of Preferred Stock by fixing or altering in any one or more respects, from time to time, before issuance of such unissued Shares:

(i) The distinctive designation of such Series and the number of Shares to constitute such Series;

     (ii)  The annual dividend rate on the Shares of such Series, the time of payment, whether or not dividends thereon shall be cumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

(iii) The price at and any terms and conditions on which Shares may be redeemed;

(iv) The sinking fund provisions for the redemption or purchase of Shares;

(v) The amount payable on the Shares of such Series in the event of voluntary liquidation, dissolution, or winding up of the Corporation;

(vi) The amount payable on the Shares of such Series in the event of involuntary liquidation;

(vii) Whether or not the Shares of such Series shall be convertible into Shares of stock of any other class or classes, and if so convertible, the terms and conditions of such conversion;

     (viii)  The limitations and restrictions, if any, to be effective while any Shares of such Series are outstanding, upon the payment of dividends or making of other distributions on the Common Stock or any other class or classes of stock of the

Corporation ranking junior to the Shares of such Series;

     (ix)  The conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or any subsidiary and the conditions or restrictions, if any, upon the issuance of any additional stock (including additional Shares of such Series or of any other Series) ranking on a parity with or prior to the Shares of such Series as to dividends or upon liquidation;

(x) Any right to vote with holders of Shares of any other Series or class and any right to vote as a class, either generally or as a condition to specified corporate action; and

(xi) Such other preferences, rights, restrictions, and qualifications as shall not be inconsistent herewith.

(C)

All Shares of any Series of Preferred Stock shall be identical with each other in all respects, except that Shares of any one Series issued at different times may differ as to the dates from which dividends thereon shall be cumulative, if cumulative dividends have been designated for such Series, and all Series shall rank equally and be identical in all respects, except as permitted by the foregoing provisions of Section (2) hereof.

(D)	The Preferred Stock is senior to the Common Stock, and the Common Stock is subject to the rights and preferences of the Preferred Stock as herein set forth.

(E)

(i)  The holders of Preferred Stock of each Series shall be entitled to receive, and the Corporation shall be bound to pay, out of any funds legally available for such purpose, when and as declared by the Board of Directors, cash dividends thereon at such rate and payable at such times as shall be fixed and determined for such Series as herein set forth. Dividends with respect to each Series of Preferred Stock shall be cumulative or non-cumulative, as determined by the Board of Directors, and shall accrue from such date or dates as shall have been fixed and determined with respect to such Series by the Board of Directors as herein provided.

(ii) In no event, so long as any Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, or any distribution be made or ordered in respect of, the Common Stock or any other class of stock ranking junior to the Preferred Stock, or any moneys be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of Shares of Common Stock or of any other such junior class of stock, unless:

     (a)  Full cumulative dividends on the Preferred Stock of all Series for all past dividend periods shall have been paid with respect to any outstanding Preferred Shares having cumulative dividend rights, and the full dividend on all outstanding Shares of Preferred Stock of all Series for the then current dividend period, if any, shall have been paid or declared and set apart for payment; and

     (b)  The Corporation shall have set aside all amounts, if any, theretofore required to be set aside as and for sinking funds, if any, for the Preferred Stock of all Series for the then current year, and all defaults, if any, in complying with any such sinking fund requirements in respect of previous years shall have been made good.

(iii)  Subject to the foregoing provisions respecting the Preferred Stock, and not otherwise, dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared and paid upon the Common Stock, from time to time, out of any funds legally available therefor, and no holder of any Shares of any Series of Preferred Stock, as such, shall be entitled to participate in any such dividend.

(F)

The Corporation, at the option of the Board of Directors, may, at any time permitted by the resolution or resolutions adopted by the Board of Directors providing for the issuance of any Series of Preferred Stock, and at the redemption price per Share fixed and determined for such Series, redeem the whole or any part of the Shares of such Series at the time outstanding (the total sum so payable on any such redemption being herein referred to as the "redemption price").  Notice of every such redemption shall be mailed to the holders of record of the Shares of such Series so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation.  Such notice shall be mailed at least 30 days in advance of the date designated for such redemption to the holders of record of Shares so to be redeemed.  In case of the redemption of a part only of any Series at the time outstanding, the Shares of such Series so to be redeemed shall be selected by lot or pro rate in such manner as the Board of Directors may determine.

(G)

If, on the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the Shares so called for redemption, then, notwithstanding that any certificates for Shares of Preferred Stock so called for redemption shall not have been surrendered for cancellation, the Shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the date of redemption so designated, and all rights of holders of the Shares of Preferred Stock so called for redemption shall forthwith, after such redemption date, cease and terminate, excepting only the right of the holders thereof to receive the redemption price therefor but without interest.  Any moneys so set aside by the Corporation and unclaimed at the end of six years from the date designated for such redemption shall revert to the general funds of the Corporation; after which reversion, the holders of such Shares so called for redemption shall look only to the Corporation for payment of the redemption price, and such Shares shall not still be deemed to be outstanding.

(H)

Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the Preferred Stock of each Series shall be entitled, before any distribution shall be made to the Common Stock or to any other class of stock junior to the Preferred Stock, to be paid the amount fixed and determined by the board of Directors for such Series as herein provided, plus accrued and unpaid dividends thereon to the date of distribution, but the Preferred Stock shall not be entitled to any further payment, and any remaining net assets shall be distributed ratably to the outstanding Common Stock.  If, upon such liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the net assets of the Corporation shall be insufficient to permit the payment to all outstanding Shares of Preferred Stock of all Series of the full preferential amounts to which they are respectively entitled, then the entire net assets of the Corporation shall be distributed ratably to all outstanding Shares of Preferred Stock of all Series in proportion to the full preferential amount to which each Share is entitled.  Neither a consolidation nor a merger of the Corporation with or into any other corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this section.

(I)

The Preferred Stock shall not be convertible, except to the extent that any one or more Series thereof may be issued with the privilege of conversion as may be determined by the Board of Directors prior to issuance of any Shares of such Series as herein set forth.  If the Shares of any Series are so issued with the privilege of conversion, then, at the option of the respective holders thereof, the Preferred Stock of such Series shall be convertible into a number of fully paid and non-assessable Shares of the Common Stock or any other class of stock of the Corporation at the conversion rate, or upon payment to the Corporation of the conversion price, which is in effect for the Preferred Stock of such Series at the time of such conversion.  The initial conversion rate or conversion price (including, in the latter case, the number of Shares of Common Stock or other class of stock issuable upon conversion), and the terms and conditions of conversion for each Series issued with the privilege of conversion shall be fixed and determined by the Board of Directors as hereinafter provided.  Such conversion price or conversion rate, with respect to any such Series, may be subject, from time to time, to adjustment by virtue of issuance of securities or rights to purchase securities of the Corporation, or upon any capital reorganization or reclassification of the Common Stock of the Corporation, or the consolidation or merger of the Corporation, or the sale, conveyance, lease, or other transfer by the Corporation of all or substantially all of its property, or in other circumstances, all to the extent and in the manner fixed and determined by the Board of Directors as herein set forth.

(J)

Shares of any Series of Preferred Stock which have been issued and reacquired in any manner by the Corporation (including Shares redeemed, Shares purchased and retired, and Shares which, if convertible or exchangeable, have been converted into or exchanged for Shares of stock of any other class, classes, or Series) shall have the status of authorized and unissued Shares of Preferred Stock and may be reissued as a part of the Series of which they were originally a part, or may be reclassified and reissued as part of a new Series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, or as part of any other Series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors provided for the issue of any Series of Preferred Stock.

(K)

None of the holders of Preferred Stock of any Series shall have any voting powers for any purpose, except as may be specifically required by law, or except as any such right to vote may be fixed and determined by the Board of Directors prior to issuance of any Shares of such Series as herein provided.

(L)

In order the Board of Directors to establish a Series of Preferred Stock, the Board of Directors shall adopt a resolution or resolutions setting forth the designation and the number of Shares of such Series and the relative rights and preferences thereof in respect of the foregoing particulars.  The Board of Directors may redesignate any Shares of any Series theretofore established that have not been issued, or that have been issued and retired, as Shares of some other Series, or change the designation of outstanding Shares where desired to prevent confusion.

(M)	For the purposes hereof and of any resolution of the Board of Directors providing for the classification or reclassification of any Shares of Preferred Stock:

     (i)  The term "outstanding," when used in reference to Shares of stock, shall mean issued Shares, excluding Shares held by the Corporation or a subsidiary, and Shares called for redemption; funds for the redemption of which shall have been deposited in trust;

COMMON STOCK

        Subject to the foregoing provisions, dividends may be declared on the Common Stock, and each Share of Common Stock shall entitle the holder thereof to one vote in all proceedings in which action shall be taken by stockholders of the Corporation.

All said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.

FIFTH.  The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall not be reduced to fewer than one (1).

            The name and post office address of the first board of Directors shall be one (1) in number and listed as follows:

NAME	POST OFFICE ADDRESS

Paul E. Atkiss	10373 Roselle Street, Suite 170
San Diego, California 92121

SIXTH.   The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH.  The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

NAME	POST OFFICE ADDRESS

Paul E. Atkiss	10373 Roselle Street, Suite 170
San Diego, California 92121

EIGHTH.  The resident agent for this corporation shall be:

LAUGHLIN ASSOCIATES, INC

The address of said agent, and, the registered or statutory address of this corporation in the state of Nevada, shall be:

2533 North Carson Street Carson City, Nevada 89706

NINTH.  The corporation is to have perpetual existence.

TENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized, subject to the By-Laws, if any, adopted by the Stockholders:

(A)	to make, alter or amend the By-Laws of the Corporation;

(B)

to fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed, mortgages and liens upon the real and personal property of this Corporation;

(C)

by resolution passed by a majority of the whole Board, to designated one (1) or more committees, each committee to consist of one or more of the Directors of the Corporation, which, to the extent provided in the resolution, or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation.  Such committee, or committees, shall have such name, or names, as may be stated in the By-Laws of the Corporation, or as may be determined from time to time by resolution adopted by the Board of Directors; and

(D)

when and as authorized by the affirmative vote of the Stockholders holding stock entitling them to exercise at least a majority of the voting power given at a Stockholders meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the Board of Directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of Directors deems expedient and for the best interests of the Corporation.

ELEVENTH.  No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons on such terms as in its discretion it shall deem advisable.

TWELFTH.  No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

THIRTEENTH  This Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

            I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this _____ day of December 2004.

__________________________________ Paul E. Atkiss

STATE OF CALIFORNIA SAN DIEGO	) ) SS: )

On this _____ day of December 2004, in San Diego, California before me, the undersigned,  Notary Public in and for San Diego, California, personally appeared:

Paul E. Atkiss

Known to me to be the person whose name is subscribed to the foregoing document and acknowledged to me that she executed the same.

___________________________________ Notary Public

I, Laughlin Associates, Inc., hereby accept as Resident Agent for the previously named Corporation.

________________________________________
Date                              Service Coordinator